Filed pursuant to Rule 424(b)(3)
Registration No. 333-232027

Prospectus

ZOOM TELEPHONICS, INC.

10,856,325 SHARES OF COMMON STOCK

This prospectus relates to the possible resale, from time to time, by the holders of 10,856,325 shares of Common Stock.  These holders are named in this prospectus and are referred to herein as the “selling security holders”.

We are not selling any shares of our Common Stock in this offering and, as a result, we will not receive any proceeds from the sale of the Common Stock covered by this prospectus. All of the net proceeds from the sale of our Common Stock will go to the selling security holders.

The selling security holders may sell Common Stock from time to time at prices established on the OTC Markets Group’s OTCQB, or as negotiated in private transactions, or as otherwise described under the heading “Plan of Distribution.” The Common Stock may be sold directly or through agents or broker-dealers acting as agents on behalf of the selling security holders. The selling security holders may engage brokers, dealers or agents who may receive commissions or discounts from the selling security holders. We will pay all the expenses incident to the registration of the shares; however, we will not pay for sales commissions or other expenses applicable to the sale of our Common Stock registered hereunder.

Our Common Stock is quoted on the OTC Markets Group, OTCQB under the symbol “ZMTP.” The last reported sales price of our shares of Common Stock on June 14, 2019 was $0.88 per share.

Our principal executive office is located at 99 High Street, Boston, MA 02110. Our telephone number at that address is (617) 423-1072. Our website is located at http://www.zoomtel.com.

INVESTING IN OUR COMMON STOCK INVOLVES SIGNIFICANT RISKS. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 6 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

OUR SECURITIES ARE NOT BEING OFFERED IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED UNDER APPLICABLE LOCAL LAWS.

The date of this prospectus is June 17, 2019.

ZOOM TELEPHONICS, INC.

10,856,325 SHARES OF COMMON STOCK

ABOUT THIS PROSPECTUS

You should rely only on the information contained in or incorporated by reference into this prospectus. We have not provided, and we have not authorized anyone else to provide you with, different or additional information. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus regardless of its time of delivery, and you should not consider any information in this prospectus or in the documents incorporated by reference herein to be investment, legal or tax advice. We encourage you to consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding an investment in our securities.

This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of our securities other than the securities covered hereby, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about, and to observe, any restrictions as to the offering and the distribution of this prospectus applicable to those jurisdictions.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

As used in this prospectus, “Zoom Telephonics,” “Zoom,” “Company,” “we,” “our” and “us” refer to Zoom Telephonics, Inc. unless stated otherwise or the context requires otherwise.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Throughout this prospectus we make “forward-looking statements,” as that term is defined in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements include the words “may,” “would,” “could,” “likely,” “estimate,” “intend,” “plan,” “continue,” “believe,” “expect” or “anticipate” and similar words as well as our acquisition, development and expansion plans, objectives or expectations and our liquidity projections. These forward-looking statements generally relate to our plans, objectives, prospects and expectations for future operations and results and are based upon what we consider to be reasonable future estimates. Although we believe that our plans, objectives, prospects and expectations reflected in, or suggested by, such forward-looking statements are reasonable at the present time, we may not achieve or we may modify them from time to time. Furthermore, there is no assurance that any positive trends suggested or referred to in such statements will continue. Any forward-looking statements made in this prospectus are made as of the date of this prospectus and we assume no obligation to update the forward-looking statements. You should read this prospectus thoroughly, including the factors described in the “Risk Factors” section of this prospectus for information regarding risk factors that could affect our results with the understanding that actual future results may be materially different from what we expect. You should understand that it is not possible to predict or identify all such risks and uncertainties. Consequently, you should not consider these risks and uncertainties to be a complete discussion of all potential risks and uncertainties associated with an investment in us or our securities. We will not update forward-looking statements even though our situation or plans may change in the future, unless applicable law requires us to do so.

PROSPECTUS SUMMARY

The following summary provides an overview of certain information about Zoom and this offering and may not contain all the information that is important to you. This summary is qualified in its entirety by, and should be read together with, the information contained in other parts of this prospectus and the documents we incorporate by reference. You should carefully review this entire prospectus, including the matters discussed in “Risk Factors” beginning on page 6, and our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q before making a decision about whether to invest in our securities.

Our Company

 Zoom Telephonics designs, produces, markets, sells, and supports Internet access and other communications-related products including cable modems and gateways, mobile broadband modems, wireless routers, Multimedia over Coax (“MoCA”) adapters, Digital Subscriber Line (“DSL”) modems, and dial-up modems. Our primary objective is to build upon our position as a leading producer of Internet access devices sold through sales channels that include many of the largest United States (“USA” or “US”) high-volume electronics retailers, and to take advantage of a number of trends in communications including higher data rates, increasing use of wireless technology for transmission of data, and increasing use of smartphones, tablets, and streaming media.

Cable modem products, including both cable modems and cable gateways, were Zoom’s highest revenue product category in 2015 through 2018. Cable modems provide a high-bandwidth connection to the Internet through a cable that connects to the cable service provider’s managed broadband network. When a cable modem also includes a built-in WiFi router, it is called a cable modem/router or cable gateway. We began shipping cable modems in 2000. Our primary means of distribution to end-users in the US, our primary market, is through national retailers and distributors. Beginning in 2016 we started offering cable modems and modem/router “gateways” under the Motorola brand. In response to demand for faster connection speeds and increased functionality including improved WiFi performance and faster Internet speeds, we have invested and continue to invest resources to advance our cable modem product line.

Our mobile broadband products provide or use a cell-modem connection to the Internet, communicating through a mobile service provider’s mobile broadband network. These products target both the consumer and machine-to-machine (“M2M”) markets. Zoom has sold mobile broadband modems in the past, and Zoom plans to continue to expand its line of mobile broadband products.

Our DSL modems provide a high-bandwidth connection to the Internet through a telephone line that typically connects to compatible DSL equipment that is managed by the DSL service provider. In past years Zoom has shipped Asymmetrical DSL (“ADSL”) modems. Zoom began shipping a DSL AC1600 modem/router with both Very high bit-rate DSL (“VDSL”) and ADSL capabilities during the first half of 2018.

Our dial-up modems connect personal computers and other devices to the local telephone line for transmission of data, fax, voice, and other information. Our dial-up modems enable personal computers and other devices to connect to other computers and networks, including the Internet, at top data speeds up to 56,000 bits per second. Zoom’s sales of dial-up modems, our largest source of revenues from the mid-eighties through 2010, have declined significantly and are expected to continue their decline due to the ongoing adoption of broadband access.

In August 2016 we extended our Motorola license to a worldwide exclusive license that includes cable modems and gateways, WiFi routers, WiFi range extenders, powerline communication devices, and related products. In August 2017 we further extended our Motorola license to a worldwide exclusive license for DSL modems and gateways, cellular modems and gateways, and MoCA products, and to a worldwide non-exclusive license for cellular sensors. We introduced under the Motorola brand two WiFi routers, one range extender, and one MoCA Adapter in 2017. In 2018 we introduced into the retail market under the Motorola brand two WiFi routers and a DSL modem/router. We plan to continue to introduce products in these categories including mesh routers, cellular modems and modem/routers, and cellular sensors.

Corporate Information

We are incorporated in Delaware under the name Zoom Telephonics, Inc.  Zoom Telephonics, Inc. was originally incorporated in New York in 1977 and changed its state of incorporation to Delaware in 1993. MTRLC LLC, a wholly owned subsidiary of Zoom Telephonics, Inc., is a limited liability company organized in Delaware that focuses on the sale of our Motorola brand products. Our principal executive offices are located at 99 High Street, Boston, MA 02110, and our telephone number is (617) 423-1072. Our Web site is at www.zoomtel.com. Information contained on our web site does not constitute part of this prospectus.

Our common stock is traded on the OTCQB Venture Market (“OTCQB”) under the symbol ZMTP.

Recent Developments

On May 3, 2019, we entered into a Stock Purchase Agreement with certain accredited investors, members of management, and the Board of Directors in a private placement, pursuant to which we sold an aggregate of 4,545,455 shares of Common Stock at a purchase price of $1.10 per share.  The gross proceeds to us at the closing of the private placement were approximately $5.0 million. Pursuant to the terms of the Stock Purchase Agreement, we are required to file a registration statement with the Securities and Exchange Commission to register for resale the shares of Common Stock sold in the private placement. This prospectus relates to the resale of the 4,545,455 shares of Common Stock issued pursuant to the Stock Purchase Agreement in addition to 6,310,870 shares of Common Stock held by other selling security holders.

On May 24, 2019, we signed a one-year lease agreement that will move our headquarters from 99 High Street, Boston, MA to 225 Franklin Street, Boston, MA effective June 27, 2019 through June 30, 2020. The lease has an automatic renewal option provision and renews unless cancelled under the terms of the agreement. Monthly rent expense during this agreement is approximately $38,000.

SUMMARY OF THE OFFERING

Common Stock offered by selling security holders	10,856,325 shares

Terms of the offering	The selling security holders will determine when and how they will sell the Common Stock offered in this prospectus.

Common Stock outstanding*	20,707,636 shares

Use of proceeds	We are not selling any shares of Common Stock covered by this prospectus, and as a result will not receive any proceeds from this offering.

OTCQB Symbol	ZMTP

Risk Factors
See “Risk Factors” beginning on page 6 and the other information in this, together with the information contained under the heading “Risk Factors” in our Annual Report on Form 10-K for our fiscal year ended December 31, 2018, filed with the SEC on April 1, 2019 and any updates of those Risk Factors contained in our Quarterly Reports on Form 10-Q.

* Does not include shares of Common Stock reserved for issuance pursuant to the Company’s equity incentive plans.

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RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties and all other information contained in or incorporated by reference in this prospectus, including the risks and uncertainties discussed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2018. All of these risk factors are incorporated by reference herein in their entirety. Our business, financial condition or results of operations could be materially adversely affected by the materialization of any of these risks. The trading price of our securities could decline due to the materialization of any of these risks, and you may lose all or part of your investment. This prospectus and the documents incorporated herein by reference also contain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described herein and in the documents incorporated herein by reference.

Risks Related to Our Business

Our recent license agreement with Motorola has risks, including risks associated with our ability to successfully generate Motorola sales that are large enough to make our Motorola business profitable after we pay the minimum annual royalty payments required by the license agreement. Our failure to successfully increase Motorola sales would have an adverse effect on our liquidity and financial results.

In May 2015 Zoom entered into an agreement to exclusively license the Motorola brand trademark for use with cable modem products in North America for five years starting with shipments January 2016. In August 2016 that agreement was amended to include WiFi routers, range extenders, and other products worldwide, and to increase the minimum royalty payments. In August 2017 that agreement was amended again to include cellular modems and routers, DSL modems and routers, MoCA Adapters, and cellular sensors, and to increase the minimum royalty payments. In connection with this opportunity, Zoom has an aggressive plan to continue to introduce new Motorola brand products. Our product development plan has and will continue to increase our costs and may result in cost overruns and delays. If our sales of Motorola brand products do not meet our forecasts, this may result in excess inventory and a shortage of cash. In addition, the license agreement includes significant minimum quarterly royalty payments due by Zoom, which increased $250 thousand in 2019. If we are unable to sell a sufficient number of Motorola brand products to offset these minimum royalty payments, our net income and cash position will be reduced and we may continue to experience losses.

Tariffs significantly harm our cash flow and profitability, and they may continue to do that in the future.

From September 24, 2018 to date almost 100% of our products have been subject to a 10% tariff because they are produced in China and they are in product categories subject to a 10% tariff on our cost of goods at the time of entry into the USA. This has a significant impact on our cost of inventory and profitability. Because these tariffs may not be reduced and may even be increased, we are actively working on finding production capability outside China. Our largest supplier is actively working on setting up a major production capability in Vietnam, but we do not expect that to affect us until approximately the third quarter of 2019. It is not possible to predict the impact of tariffs in the future, but that could have a material adverse impact on our net income and cash position will be reduced and we may continue to experience losses.

We may require additional funding, which may be difficult to obtain on favorable terms, if at all.

Over the next twelve months we may require additional funding if, for instance, we buy inventory and develop products in anticipation of significant Motorola sales, if our sales are lower than forecast, or if we continue to experience losses. On September 1, 2016, we signed an amendment to our financing agreement to increase our line of credit to $3.0 million assuming our receivables support this amount; and this line is subject to covenants that must be met and may be terminated by the lender at any time upon sixty days prior notice. It is not certain whether all or part of this line of credit will be available to us in the future; and other sources of financing may not be available to us on a timely basis if at all, or on terms acceptable to us. If we fail to obtain acceptable additional financing when needed, we may not have sufficient resources to fund our normal operations; and this would have a material adverse effect on our business.

We may experience costs and senior management distractions due to patent-related matters.

Many of our products incorporate patented technology. We attempt to license appropriate patents either directly or through our integrated circuit suppliers. However, we are subject to costs and senior management distractions due to patent-related litigation.

Patent litigation matters are complex and time consuming and expose Zoom to potentially material obligations. It is impossible to assess the potential cost and senior management distraction associated with patent litigation matters that are currently outstanding or may occur in the future.

Our reliance on a small number of customers for a large portion of our revenues could materially harm our business and prospects.

Relatively few companies account for a substantial portion of the Company’s revenues. In the first quarter of 2019 two companies accounted for 10% or greater individually, and 81% in the aggregate of the Company’s total net sales. At March 31, 2019 three companies with an accounts receivable balance of 10% or greater individually accounted for a combined 67% of the Company’s accounts receivable. In the first quarter of 2018 three companies accounted for 10% or greater individually, and 92% in the aggregate of the Company’s total net sales. At March 31, 2018 three companies with an accounts receivable balance of 10% or greater individually accounted for a combined 84% of the Company’s accounts receivable.

Our customers generally do not enter into long-term agreements obligating them to purchase our products. Because of our significant customer concentration, our net sales and operating income could fluctuate significantly due to changes in political or economic conditions or the loss of, reduction of business with, or less favorable terms for any of our significant customers. A reduction or delay in orders from any of our significant customers, or a delay or default in payment by any significant customer could materially harm our business, results of operation and liquidity.

Product liability claims related to future sensor products could harm our competitive position, results of operations and financial condition.

We plan to introduce products that may be used to monitor for threats such as fire, flooding, break-ins, medical emergencies, and other threats; to allow remote control of our Connected Home products and attached electrical devices; and to cause actions including alerts and sirens in certain situations.  If our products fail to provide accurate and timely information or to operate as designed, our customers could assert claims against us for product liability. Litigation with respect to product liability claims, regardless of any outcome, could result in substantial cost to us, divert management’s attention from operations and decrease market acceptance of our products. While we intend to carry product liability insurance, we cannot give any assurance that our current or future insurance coverage will be sufficient to cover all possible liabilities. Further, we can give no assurance that adequate insurance will be available to us or that such insurance may be maintained at a reasonable cost to us. A successful claim brought against us, or any claim or product recall that results in negative publicity about us, could harm our competitive position, results of operations and financial condition.

The market for Internet access products and services has many competing technologies, and the demand for certain of our products and services is declining.

If we are unable to grow demand for our broadband and dial-up modems or other products, we may be unable to sustain or grow our business. The market for high-speed communications products and services has a number of competing technologies. For instance, Internet access can be achieved by using a standard telephone line with an appropriate modem and dial-up or DSL service; using a cable TV line with a cable modem and cable modem service; or using a mobile broadband modem and mobile broadband service. We currently sell products that include all these technologies. The introduction of new products by competitors, market acceptance of competing products based on new or alternative technologies, or the emergence of new industry standards have in the past rendered and could continue to render our products less competitive or even obsolete.

Our reliance on sole suppliers or limited sources of supply could materially harm our business.

We obtain certain key parts, components, and equipment from sole or limited sources of supply. During the first quarter of 2019, the Company had one supplier that provided 99% of the Company's purchased inventory. During the first quarter of 2018, the Company had one supplier that provided 99% of the Company's purchased inventory. Also, as examples, the vast majority of our broadband modems use Broadcom chipsets and the vast majority of our dial-up modems use Conexant chipsets.  The loss of the services of any of our significant suppliers or a material change in their business or their relationship with us could harm our business and operating results. In the past we have experienced long lead-times and significant delays in receiving shipments of modem chipsets from our sole source suppliers. We may experience similar delays in the future. In addition, some products may have other components that are available from only one source. If we are unable to obtain a sufficient supply of components from our current sources, we would experience difficulties in obtaining alternative sources or in altering product designs to use alternative components. Resulting delays or reductions in product shipments could damage relationships with our customers, and our customers could decide to purchase products from our competitors. Inability to meet our customers’ demand or a decision by one or more of our customers to purchase products from our competitors could harm our operating results.

Fluctuations in the foreign currency exchange rates in relation to the US dollar could have a material adverse effect on our operating results.

Changes in currency exchange rates that increase the relative value of the US dollar may make it more difficult for us to compete with foreign manufacturers on price, may reduce our foreign currency denominated sales when expressed in dollars, or may otherwise have a material adverse effect on our sales and operating results. A significant increase in our foreign currency denominated sales would increase our risk associated with foreign currency fluctuations. A weakness in the US dollar relative to the Mexican peso and various Asian currencies, especially the Chinese renminbi (“RMB”), could increase our product costs. Fluctuations in the currency exchange rates have, and may continue to, adversely affect our operating results.

Capacity constraints in our Mexican operations could reduce our sales and revenues and hurt customer relationships.

We rely on our Mexican operations to finish and ship most of the products we sell. Since moving our operations to our Mexican facility we have experienced and may continue to experience constraints on our capacity as we address challenges related to operating our new facility, such as hiring and training workers, creating the facility’s infrastructure, developing new supplier relationships, complying with customs and border regulations, and resolving shipping and logistical issues. Our sales and revenues may be reduced and our customer relationships may be impaired if we continue to experience constraints on our capacity. We are working to minimize capacity constraints in a cost-effective manner, but there can be no assurance that we will be able to adequately minimize capacity constraints.

Our reliance on a business processing outsourcing partner to conduct our operations in Mexico could materially harm our business and prospects.

In connection with our North American manufacturing operations in Mexico, we rely on a business processing outsourcing partner to hire, subject to our oversight, the team for our Mexican operations, provide the selected facility described above, and coordinate many of the ongoing logistics relating to our operations in Mexico. Our outsourcing partner’s related functions include acquiring the necessary Mexican permits, providing the appropriate Mexican operating entity, assisting in customs clearances, and providing other general assistance and administrative services in connection with the ongoing operation of the Mexican facility. Our outsourcing partner’s performance of these obligations efficiently and effectively is critical to the success of our operations in Mexico. Failure of our outsourcing partner to perform its obligations efficiently and effectively could result in delays, unanticipated costs or interruptions in production, delays in deliveries to our customers or other harm to our business, results of operation, and liquidity. Moreover, if our outsourcing arrangement is not successful, we cannot assure our ability to find an alternative production facility or outsourcing partner to assist in our operations in Mexico or our ability to operate successfully in Mexico without outsourcing or similar assistance.

We believe that our future success will depend in large part on our ability to more successfully penetrate the broadband modem markets, which have been challenging markets, with significant barriers to entry.

We believe that our future success depends in large part on our ability to penetrate the broadband modem markets including cable and mobile broadband. These markets have significant barriers to entry. Although some cable, and mobile broadband modems are sold at retail, the high volume purchasers of these modems are concentrated in a relatively few large cable, telephone, and mobile broadband service providers which offer broadband modem services to their customers. These customers, particularly cable and mobile broadband services providers, also have extensive and varied certification processes for modems to be approved for use on their network. These certifications are expensive and time consuming, and they continue to evolve. Successfully penetrating the broadband modem market therefore presents a number of challenges including: the current limited retail market for broadband modems; the relatively small number of cable, telecommunications and Internet service provider customers that make up the bulk of the market for broadband modems in certain countries, including the US; the significant bargaining power of these large volume purchasers; the time consuming, expensive, uncertain and varied certification process of the various cable service providers; the savings if any offered to customers who use their own modem instead of one supplied by the service provider; and the strong relationships with cable service providers enjoyed by incumbent cable equipment providers like Arris.

If we fail to meet changing customer requirements and emerging industry standards, there would be an adverse impact on our ability to sell our products and services.

The market for Internet access products and services is characterized by aggressive pricing practices, continually changing customer demand patterns, rapid technological advances, emerging industry standards and short product life cycles. Some of our product and service developments and enhancements have taken longer than planned and have delayed the availability of our products and services, which adversely affected our sales and profitability in the past. Any significant delays in the future may adversely impact our ability to sell our products and services, and our results of operations and financial condition may be adversely affected. Our future success will depend in large part upon our ability to: identify and respond to emerging technological trends and industry standards in the market; develop and maintain competitive products that meet changing customer demands; enhance our products by adding innovative features that differentiate our products from those of our competitors; bring products to market on a timely basis; introduce products that have competitive prices; manage our product transitions, inventory levels and manufacturing processes efficiently; respond effectively to new technological changes or new product announcements by others; meet changing industry standards; distribute our products quickly in response to customer demand; and compete successfully in the markets for our new products. These factors could also have an adverse effective on our operating results.

Our product cycles tend to be short and we may incur significant non-recoverable expenses or devote significant resources to sales that do not occur when anticipated. Therefore, the resources we devote to product development, sales and marketing may not generate material net sales for us. In addition, short product cycles have resulted in and may in the future result in excess and obsolete inventory, which has had and may in the future have an adverse effect on our results of operations. In an effort to develop innovative products and technology, we have incurred and may in the future incur substantial development, sales, marketing, and inventory costs. If we are unable to recover these costs, our financial condition and operating results could be adversely affected. In addition, if we sell our products at reduced prices in anticipation of cost reductions and we still have higher cost products in inventory, our business would be harmed and our results of operations and financial condition would be adversely affected.

Our operations are subject to a number of risks that could harm our business.

Currently our business is significantly dependent on our operations outside the US, particularly the production of substantially all of our products. For the first three months of 2019 sales outside North America were only 3.0% of our net sales. For the fiscal year ending December 31, 2018 sales outside North America were only 2.0% of our net sales.  However, almost all of our manufacturing operations are now located outside of the US.  The inherent risks of international operations could harm our business, results of operation, and liquidity. For instance, our operations in Mexico are subject to the challenges and risks associated with international operations, including those related to integration of operations across different cultures and languages, and economic, legal, political and regulatory risks. In addition, fluctuations in the currency exchange rates have had, and may continue to have, an adverse effect on our operating results. The types of risks faced in connection with international operations include, among others: regulatory and communications requirements and policy changes; currency exchange rate fluctuation, including changes in value of the Mexican peso relative to the US dollar; cultural differences; reduced control over staff and other difficulties in staffing and managing foreign operations; reduced protection for intellectual property rights in some countries; political and economic changes and disruptions; governmental currency controls; shipping costs; strikes and work slowdowns at ports or other locations in the supply path; and import, export, and tariff regulations.  Almost all of our products are built in mainland China or Taiwan, so these products are subject to numerous risks including currency risk and economic, legal, political and regulatory risks.  Additionally, the Trump Administration has recently instituted or proposed other changes in trade policies that include the negotiation or termination of trade agreements, including the North America Free Trade Agreement, or NAFTA, economic sanctions on individuals, corporations or countries, and other government regulations affecting trade between the US and other countries where we conduct our business. The Trump Administration has also negotiated a replacement trade deal for NAFTA with Mexico and Canada, known as the United States-Mexico-Canada Agreement, or USMCA, which still needs to be ratified by the respective government of each of the three countries. It may be time-consuming and expensive for us to alter our business operations in order to adapt to or comply with any such changes. If the United States were to withdraw from or materially modify NAFTA or other international trade agreements to which it is a party, or if tariffs were raised on the China-sourced products that we buy, our costs for such products could increase significantly, which in turn could have a material adverse effect on our business, financial condition and results of operations.

We may be subject to product returns resulting from defects or from overstocking of our products.  Product returns could result in the failure to attain market acceptance of our products, which would harm our business.

If our products contain undetected defects, errors, or failures, we could face delays in the development of our products, numerous product returns, and other losses to us or to our customers or end users. Any of these occurrences could also result in the loss of or delay in market acceptance of our products, either of which would reduce our sales and harm our business. We are also exposed to the risk of product returns from our customers as a result of contractual stock rotation privileges and our practice of assisting some of our customers in balancing their inventories. Overstocking has in the past led and may in the future lead to higher than normal returns.

If we fail to effectively manage our inventory levels, there could be a material and adverse effect on our liquidity and our business.

Due to rapid technological change and changing markets we are required to manage our inventory levels carefully to both meet customer expectations regarding delivery times and to limit our excess inventory exposure. In the event we fail to effectively manage our inventory our liquidity may be adversely affected and we may face increased risk of inventory obsolescence, a decline in market value of the inventory, or losses from theft, fire, or other casualty.

We may be unable to produce sufficient quantities of our products because we depend on third party manufacturers. If these third party manufacturers fail to produce quality products in a timely manner, our ability to fulfill our customer orders would be adversely impacted.

We use contract manufacturers and original design manufacturers for electronics manufacturing of most of our products. We use these third party manufacturers to help ensure low costs, rapid market entry, and reliability. Any manufacturing disruption could impair our ability to fulfill orders, and failure to fulfill orders would adversely affect our sales. Although we currently use four electronics manufacturers for the bulk of our purchases, in some cases a given product is only provided by one of these companies. The loss of the services of any of our significant third party manufacturers or a material adverse change in the business of or our relationships with any of these manufacturers could harm our business. Since third parties manufacture our products and we expect this to continue in the future, our success will depend, in part, on the ability of third parties to manufacture our products cost effectively and in sufficient quantities to meet our customer demand.

We are subject to the following risks because of our reliance on third party manufacturers: reduced management and control of component purchases; reduced control over delivery schedules, quality assurance, manufacturing yields, and labor practices; lack of adequate capacity during periods of excess demand; limited warranties on products supplied to us; potential increases in prices; interruption of supplies from assemblers as a result of a fire, natural calamity, strike or other significant event; and misappropriation of our intellectual property.

Our cable modem sales may be significantly reduced due to long lead-times.

Cable modems and other broadband modems represented approximately 88% of Zoom’s net sales for the first three months of 2019. Cable modems and other broadband modems represented approximately 90% of Zoom’s net sales during 2018. These products have experienced long lead-times due to certain component production lead-times of up to 20 weeks and due to manufacturer-related delays, and these long lead times may significantly reduce our potential sales.

We face significant competition, which could result in decreased demand for our products or services.

We may be unable to compete successfully. A number of companies have developed, or are expected to develop, products that compete or will compete with our products. Furthermore, many of our current and potential competitors have significantly greater resources than we do. Intense competition, rapid technological change and evolving industry standards could result in less favorable selling terms to our customers, decrease demand for our products or make our products obsolete.  Our operating results and our ability to compete could be adversely affected if we are unable to: successfully and accurately anticipate customer demand; manage our product transitions, inventory levels, and manufacturing processes efficiently; distribute or introduce our products quickly in response to customer demand and technological advances; differentiate our products from those of our competitors; or otherwise compete successfully in the markets for our products.

Environmental regulations may increase our manufacturing costs and harm our business.

In the past, environmental regulations have increased our manufacturing costs and caused us to modify products. New state, US, or other regulations may in the future impact our product costs or restrict our ability to ship certain products into certain regions.

Changes in current or future laws or governmental regulations and industry standards that negatively impact our products, services and technologies could harm our business.

The jurisdiction of the Federal Communications Commission (“FCC”), extends to the entire US communications industry including our customers and their products and services that incorporate our products. Our products are also required to meet the regulatory requirements of other countries throughout the world where our products and services are sold. Obtaining government certifications is time-consuming and costly. In the past, we have encountered delays in the introduction of our products, such as our cable modems, as a result of government certifications. We may face further delays if we are unable to comply with governmental regulations. Delays caused by the time it takes to comply with regulatory requirements may result in cancellations or postponements of product orders or purchases by our customers, which would harm our business.

In addition to reliability and quality standards, the market acceptance of certain products and services is dependent upon the adoption of industry standards so that products from multiple manufacturers are able to communicate with each other. Standards are continuously being modified and replaced. As standards evolve, we may be required to modify our existing products or develop and support new versions of our products. The failure of our products to comply, or delays in compliance, with various existing and evolving industry standards could delay or interrupt volume production of our products, which could harm our business.

Our future success will depend on the continued services of our executive officers and key product development personnel.

The loss of any of our executive officers or key product development personnel, the inability to attract or retain qualified personnel in the future, or delays in hiring skilled personnel could harm our business. Competition for skilled personnel is significant. We may be unable to attract and retain all the personnel necessary for the development of our business. In addition, the loss of Frank B. Manning, our president, chief executive officer, and acting chief financial officer or some other member of the senior management team, a key engineer or salesperson, or other key contributors, could harm our relations with our customers, our ability to respond to technological change, and our business.

We may have difficulty protecting our intellectual property.

Our ability to compete is heavily affected by our ability to protect our intellectual property. We rely primarily on trade secret laws, confidentiality procedures, patents, copyrights, trademarks, and licensing arrangements to protect our intellectual property. The steps we take to protect our technology may be inadequate. Existing trade secret, trademark and copyright laws offer only limited protection. Our patents could be invalidated or circumvented. We have more intellectual property assets in some countries than we do in others. In addition, the laws of some foreign countries in which our products are or may be developed, manufactured or sold may not protect our products or intellectual property rights to the same extent as do the laws of the US. This may make the possibility of piracy of our technology and products more likely. We cannot ensure that the steps that we have taken to protect our intellectual property will be adequate to prevent misappropriation of our technology.

We could infringe the intellectual property rights of others.

Particular aspects of our technology could be found to infringe on the intellectual property rights or patents of others. Other companies may hold or obtain patents on inventions or may otherwise claim proprietary rights to technology necessary to our business. We cannot predict the extent to which we may be required to seek licenses. We cannot assure that the terms of any licenses we may be required to seek will be reasonable. We are often indemnified by our suppliers relative to certain intellectual property rights; but these indemnifications do not cover all possible suits, and there is no guarantee that a relevant indemnification will be honored by the indemnifying party.

We could be subject to additional sales tax or other tax liabilities.

States have varying policies regarding when a company has a taxable presence in the state. There are many factors to consider when determining if state nexus exists, including inventory consignment to ordering and fulfillment entities such as Amazon. This affects us, partly because we cannot control the warehouses where Amazon chooses to store our inventory. We have policies and procedures in place to collect and pay sales tax for Amazon sales in states where we believe we have nexus and are required to charge sales tax. However, it is possible that we will be negatively impacted by a change in Amazon policy, state laws and policies, court decisions, Federal law, or our decisions about where sales tax is owed. In addition, we may incur income tax liability in some states where we have nexus.

Our revenues may be severely reduced if we are unable to retain the Motorola brand license for the Motorola brand products we produce.

The Motorola brand has been an important part of our significant growth from 2016 through 2018. Our license expires on December 31, 2020; and there are provisions in our license agreement that would cause expiration at an earlier date. We expect to be able to renew the license with reasonable minimum royalties and other terms, but there is no guarantee that we will be successful. If we are not successful, this could severely reduce our revenues and operating income at the time when we are unable to benefit from the Motorola brand.

Risks Related to the Securities Market and Our Common Stock

The market price of our common stock may be volatile and trading volume may be low.

The market price of our common stock could fluctuate significantly for many reasons, including, without limitation: as a result of the risk factors listed herein; actual or anticipated fluctuations in our operating results; regulatory changes that could impact our business; and general economic and industry conditions. Shares of our common stock are quoted on the OTCQB. The lack of an active market may impair the ability of holders of our common stock to sell their shares of common stock at the time they wish to sell them or at a price that they consider reasonable. The lack of an active market may also reduce the fair market value of the shares of our common stock.

We do not expect to pay any dividends in the foreseeable future.

We do not expect to declare dividends in the foreseeable future. We currently intend to retain cash to support our operations and to finance the growth and development of our business. There can be no assurance that we will have, at any time, sufficient surplus under Delaware law to be able to pay any dividends. If we do not pay dividends, the price of our common stock must appreciate for you to receive a gain on your investment in Zoom Telephonics.

Our directors, executive officers and principal stockholders own a significant percentage of our shares, which will limit your ability to influence corporate matters.

Our directors, executive officers and stockholders with over 5% of our stock together owned more than 50% percent of our outstanding Common Stock as of May 15, 2019.  Accordingly, these stockholders could have a significant influence over the outcome of any corporate transaction or other matter submitted to our stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets and also could prevent or cause a change in control. The interests of these stockholders may differ from the interests of our other stockholders. Third parties may be discouraged from making a tender offer or bid to acquire us because of this concentration of ownership.

Our ability to use our net operating losses (“NOLs”) may be negatively affected if there is an “ownership change” as defined under Section 382 of the Internal Revenue Code.

At March 31, 2019 we had approximately $55.0 million in federal NOLs. These deferred tax assets are currently fully reserved.  Under Internal Revenue Code Section 382 rules, if a change of ownership is triggered, our ability to use our NOLs can be negatively affected if there is an “ownership change” as defined under Internal Revenue Code Section 382. An ownership change at any time is determined by considering each shareholder with 5% or more ownership, summing the highest percentage change for each of those shareholders over the prior three years, and determining that the sum exceeds 50%. Given Internal Revenue Code Section 382’s broad definition, an ownership change could be the unintended consequence of otherwise normal market trading in the Company’s stock that is outside of the Company’s control.

Risks Relating to this offering

An investment in the shares is speculative and there can be no assurance of any return on any such investment.

An investment in the shares is speculative and there is no assurance that investors will obtain any return on their investment. Investors will be subject to substantial risks involved in an investment in the Company, including the risk of losing their entire investment.

Common Stock eligible for future sale may adversely affect the market.

From time to time, certain of the Company’s shareholders may be eligible to sell all or some of their shares of Common Stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act, subject to certain limitations. Any substantial sale of the Company’s Common Stock pursuant to Rule 144 or pursuant to any resale prospectus (including sales by investors of shares purchased pursuant to this prospectus) may have a material adverse effect on the market price of the Common Stock.

USE OF PROCEEDS

We will not receive any proceeds from the sale of Common Stock by the selling security holders. All of the net proceeds from the resale of our Common Stock will go to the selling security holders as described below in the sections entitled “Selling Security Holders” and “Plan of Distribution.” We have agreed to bear the expenses relating to the registration of the Common Stock for the selling security holders.

SELLING SECURITY HOLDERS

The Common Stock being offered for resale by the selling security holders consists of 10,856,325 shares of Common Stock, including 4,545,455 shares that were acquired by the selling security holders in a private placement in May 2019, as further described below. The following table sets forth the name of each selling security holder, the number of shares of Common Stock beneficially owned by each of the selling security holders as of May 15, 2019 and the number of shares of Common Stock being offered by the selling security holders. The selling security holders may offer all or part of the shares for resale from time to time. However, the selling security holders are under no obligation to sell all or any portion of such shares nor are the selling security holders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling security holders.

Name of Selling Security Holder (1)	Total Shares Beneficially Owned Before Offering	Maximum Number of Shares Being Offered	Total Shares Beneficially Owned After Offering (2)	Percent of Total Shares Outstanding After Offering (2)
Zulu Holdings LLC(3)	3,727,273	3,727,273	—	—
Frank B. Manning(4)	1,833,273	1,745,773	87,500	*
Palm Global Small Cap Master Fund LP	227,364	136,364	91,000	*
Bruce M. Kramer Living Trust U/A DTD 07/31/1996	300,735	300,735	—	—
James Besser	142,858	142,858	—	—
JEB Partners L.P.	1,142,858	1,142,858	—	—
Manchester Explorer, L.P.	2,857,143	2,857,143	—	—
Morgan Frank	142,858	142,858	—	—
Peter Kramer(5)	480,839	405,839	75,000	*
Joseph L. Wytanis(6)	115,910	90,910	25,000	*
Phil Stanhope	50,000	50,000	—	—
Peter D. Sykes(7)	151,214	113,714	37,500	*
TOTAL	11,172,325	10,856,325	316,000	1.1%

(1)
In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Company Common Stock over which such person has voting or investment power and of which such person has the right to acquire beneficial ownership within 60 days of the date hereof. The table includes shares owned by spouses, other immediate family members, in trust, shares held in retirement accounts or funds for the benefit of the named individuals, shares held as restricted stock and other forms of ownership, over which shares the persons named in the table may possess voting and/or investment power.
(2)
Assumes that all shares of Common Stock registered for resale by this prospectus have been sold.
(3)
Information is based on a Schedule 13D filed by Jeremy Hitchcock, Elizabeth Cash Hitchcock, Orbit Group LLC (“Orbit”), Hitchcock Capital Partners, LLC (“HCP”) and Zulu Holdings LLC (“Zulu”) on May 13, 2019. The 3,727,273 shares are held by Zulu. HCP may be deemed the beneficial owner of the shares as an indirect holder through its ownership of Zulu. As the manager of Zulu, Orbit may be deemed the beneficial owner of the Common Stock held by Zulu. As the co-managers of Orbit and HCP, each of Jeremy P. Hitchcock and Elizabeth Cash Hitchcock may be deemed the beneficial owner of the Common Stock held by Zulu.
(4)
Includes 87,500 shares that Mr. Manning has the right to acquire upon exercise of outstanding stock options exercisable within sixty (60) days after May 15, 2019.
(5)
Includes 75,000 shares that Mr. Kramer has the right to acquire upon exercise of outstanding stock options exercisable within sixty (60) days after May 15, 2019.
(6)
Includes 25,000 shares that Mr. Wytanis has the right to acquire upon exercise of outstanding stock options exercisable within sixty (60) days after May 15, 2019.
(7)
Includes 37,500 shares that Mr. Peter Sykes has the right to acquire upon exercise of outstanding stock options exercisable within sixty (60) days after May 15, 2019.

*Less than one percent of shares outstanding.

Participation of Directors and Officers

Certain of the selling security holders currently serve as executive officers and/or members of the Board of Directors of the Company, including Frank Manning, the Company’s Chief Executive Officer and Chairman, Joseph L. Wytanis, the Company’s President and Chief Operating Officer, and Peter D. Sykes and Peter Kramer, members of the Company’s Board of Directors. Additionally, Jeremy P. Hitchcock, a member of the Company’s Board of Directors, is the co-manager of two entities that may be deemed to beneficially own shares held by Zulu Holdings LLC, and as such Mr. Hitchcock may be deemed to beneficially own shares held by Zulu Holdings LLC.

Private Placement Financing

On May 3, 2019, the Company entered into a Stock Purchase Agreement with certain accredited investors, members of management, and the Board of Directors in a private placement, pursuant to which the Company sold an aggregate of 4,545,455 shares of Common Stock at a purchase price of $1.10 per share.  The gross proceeds to the Company at the closing of the private placement were approximately $5.0 million.

Pursuant to the terms of the Stock Purchase Agreement, the investors agreed to certain lock-up restrictions on their ability to dispose of the Common Stock purchased in the private placement for 30 months following the closing date, subject to certain exceptions. Pursuant to the terms of the Stock Purchase Agreement, the Company is required to file a registration statement with the Securities and Exchange Commission within 30 days of the closing of the private placement to register for resale the shares of Common Stock sold in the private placement.

The Company is required under the Stock Purchase Agreement to appoint Jeremy Hitchcock and one individual designated by the lead investor in the offering and approved by the Company’s Board of Directors, and to appoint replacements in the event of the designated directors’ resignation. The board designation rights will terminate upon the lead investor ceasing to own at least 8% of the Company’s Common Stock on a fully diluted basis.

Effective upon the closing of the Private Placement, the Board approved an increase in the size of the Board from five to seven members and appointed Jeremy Hitchcock and Jonathan Seelig to the Board to fill the resulting vacancies. The Board also approved the appointment of Mr. Hitchcock as a member of the Nominating Committee of the Board.

PLAN OF DISTRIBUTION

Each selling security holder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the OTC Markets Group’s OTCQB or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling security holder may use any one or more of the following methods when selling securities:

●
ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●
block trades in which the broker dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●
purchases by a broker dealer as principal and resale by the broker-dealer for its account;
●
an exchange distribution in accordance with the rules of the applicable exchange;
●
privately negotiated transactions;
●
settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
●
in transactions through broker dealers that agree with the selling security holders to sell a specified number of such securities at a stipulated price per security;
●
through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●
a combination of any such methods of sale; or
●
any other method permitted pursuant to applicable law.

The selling security holders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker dealers engaged by the selling security holders may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the selling security holders (or, if any broker dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling security holders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling security holders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling security holder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the selling security holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling security holders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling security holders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the selling security holders.

We agreed to keep this registration effective until the earliest of (i) the date on which the securities have been sold pursuant to this prospectus or pursuant to Rule 144 under the Securities Act or any other rule of similar effect, (ii) the date on which the securities (other than securities held by persons who are affiliates of the Company) may be resold by the selling security holders without volume or manner-of-sale restrictions pursuant to Rule 144 and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144; or (iii) May 3, 2024. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling security holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the selling security holders or any other person. We will make copies of this prospectus available to the selling security holders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF CAPITAL STOCK

We are authorized under Delaware law to issue up to 25,000,000 shares of common stock, $.01 par value per share, and 2,000,000 shares of preferred stock, $.001 par value per share. As of May 30, 2019, there were 20,707,636 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

Common Stock

Each share of common stock has the same relative rights and is identical in all respects with every other share of stock. Each holder of common stock is entitled to one vote for each share held of record on all matters submitted to a vote of holders of common stock and is not permitted to cumulate votes in the election of our directors. Holders of our common stock do not possess any dividend or liquidation rights. Holders of our common stock have no redemption, conversion or preemptive rights to purchase or subscribe for our securities.

Shares of our common stock are traded over-the-counter and sales are reported on the OTCQB under the symbol “ZMTP.”

Preferred Stock

Our Certificate of Incorporation authorizes the issuance of 2,000,000 shares of preferred stock, $.001 par value per share, of which 1,000,000 shares have been designated Series A Junior Participating Preferred Stock. No shares of preferred stock are outstanding. The board of directors is empowered, without stockholder approval, to designate and issue additional series of preferred stock with dividend, liquidation, conversion, voting or other rights, including the right to issue convertible securities with no limitations on conversion, which could adversely affect the voting power or other rights of the holders of our common stock, substantially dilute a common stockholder’s interest and depress the price of our common stock.

LEGAL MATTERS

The validity of the securities offered by this prospectus has been passed upon for us by Burns & Levinson LLP

EXPERTS

The consolidated balance sheets as of December 31, 2018 and December 31, 2017, and for each of the years in the two-year period ended December 31, 2018 incorporated by reference into this registration statement, have been audited by Marcum LLP, an Independent Registered Public Accounting Firm, as set forth in their report thereon and included in this registration statement in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities being offered by this prospectus. This prospectus does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the common stock offered by the selling security holders, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

We are subject to the information requirements of the Exchange Act and, in accordance therewith, file annual, quarterly and special reports, proxy statements and other information with the SEC. These documents may be accessed through the SEC’s electronic data gathering, analysis and retrieval system, or EDGAR, via electronic means, including the SEC’s home page on the Internet (www.sec.gov).

We post on our public website (www.zoomtel.com) our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information and reports we file with it under File No. 001-37649, which means that we can disclose important information to you by referring you to those publicly available documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information already incorporated by reference. We are incorporating by reference the documents listed below, which we have already filed with the SEC, and all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, except as to any portion of any future report or document that is not deemed filed under such provisions, prior to the termination of the offering:

●
Our Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on April 1, 2018, as amended by Amendment No. 1 filed with the SEC on April 30, 2019;
●
Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019 filed with the SEC on May 15, 2019;
●
Our Current Reports on Form 8-K filed with the SEC on January 28, 2019, February 28, 2019, and May 6, 2019 (in each case, except for information contained therein which is furnished rather than filed);
●
Our definitive proxy statement filed with the SEC on May 28, 2019; and
●
The description of our Common Stock contained in our registration statement on Form 10-12G filed with the SEC on July 10, 2009, as amended on August 6, 2009 and September 4, 2009.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus is modified or superseded for purposes of the prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Upon request, we will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered a copy of the documents incorporated by reference into this prospectus. You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, at no cost by writing or telephoning us at the following address:

Zoom Telephonics, Inc.
99 High Street
Boston, MA 02110
Telephone: (617) 423-1072